SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          FLORIDA PROGRESS CORPORATION
                  (Name of Registrant as Specified in Charter)

                          FLORIDA PROGRESS CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

P. O. Box 33042, St. Petersburg, Florida 33733

[LOGO]

                  NOTICE OF ANNUAL MEETING
                  OF SHAREHOLDERS

- - --------------------------------------------------------------------------------

FLORIDA
PROGRESS
CORPRATION

                                                                   March 7, 1994

To the Common Shareholders:

     The Annual Meeting of the Shareholders of Florida Progress Corporation will be held at The Coliseum, 535 Fourth Avenue North, St. Petersburg, Florida, on Thursday, April 21, 1994, at 10:00 A.M., for the following purposes:

     1. To elect four directors to serve for a three-year term;

     2. To vote upon a shareholder proposal as set forth in the accompanying proxy statement;

and to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 10, 1994, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination by shareholders during regular business hours for a period of ten days prior to the meeting at the principal executive offices of the Company, One Progress Plaza, St. Petersburg, Florida 33701.

                                          By order of the Board of Directors,

                                          KENNETH E. ARMSTRONG
                                           Vice President, General Counsel and
                                                        Secretary

     YOU ARE URGED, WHETHER YOU OWN ONE OR MANY SHARES, TO MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

FLORIDA PROGRESS CORPORATION, P. O. BOX 33042, ST. PETERSBURG, FLORIDA
33733                                                              MARCH 7, 1994

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS/APRIL 21, 1994

- - --------------------------------------------------------------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors of Florida Progress Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on April 21, 1994, or at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

     Shares of Common Stock, without par value (the "Common Stock"), are the only outstanding voting securities of the Company.

     Only shareholders whose names appeared of record on the books of the Company at the close of business on February 10, 1994, are entitled to vote at the meeting. As of that date, there were 89,324,902 shares of Common Stock outstanding. Each share is entitled to one vote. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. The Florida Business Corporation Act (the "FBCA") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA or the Company's articles of incorporation require a greater vote). Therefore, under the FBCA abstentions and broker non-votes have no legal effect, unless a specific percentage of those shareholders entitled to vote is required by the FBCA or the Company's articles to approve a matter.

     The cost of preparing and mailing proxy material and soliciting proxies will be borne by the Company. Solicitation of proxies will be made by telephone or in person with some shareholders by regular employees of the Company. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners and the Company will reimburse them for their expense in so doing.

     This proxy statement and accompanying notice and form of proxy are first being sent to the shareholders of the Company on or about March 7, 1994.

ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of twelve members, divided into three classes of equal size. The current terms of the three classes expire in 1994 (Class I directors), 1995 (Class II directors) and 1996 (Class III directors). Directors are generally elected for three-year terms.

     Four Class I directors with terms expiring in 1997 are to be elected at the Annual Meeting. The Board of Directors has nominated four persons, all of whom are currently directors, to stand for election at the Annual Meeting. The four persons nominated for election as Class I directors receiving the four highest totals of votes cast in favor of his or her election will be elected as a Class I director. Each share of Common Stock entitles its holder to cast one vote in respect of each director to be elected. Votes may not be cumulated.

     It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies FOR the election of the four nominees of the Board of Directors as directors of the Company. Directors elected at the Annual Meeting, after being duly qualified, will serve until their successors are elected and qualified.

     The Board of Directors has been informed that all nominees are willing to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the accompanying proxy will vote for the election of another person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

INFORMATION AS TO NOMINEES

     The names and ages of the nominees for election as directors, their principal occupations, or employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:

                      NOMINEES FOR TERMS EXPIRING IN 1997
                              (CLASS I DIRECTORS)

- - ------------------   MICHAEL P. GRANEY, age 50, Partner, Simpson Thacher & Bartlett,
- - ------------------   Columbus, Ohio. He has practiced law with this New York-based law firm
- - ------------------   since 1980 and is now resident partner in its Ohio office. His
- - ------------------   specialties are utilities, anti-trust and litigation. He is a member of
- - ------------------   the American, Ohio and Columbus Bar Associations and the Federal Energy
- - ------------------   Bar Association. Committees: Executive; Compliance; Nominating,
- - ------------------   Chairman; Indemnification, Chairman. Director since 1991
- - ------------------
- - ------------------
- - ------------------
- - ------------------
- - ------------------   RICHARD KORPAN, age 52, President and Chief Operating Officer. He joined
- - ------------------   the Company in June 1989 as Executive Vice President and Chief Financial
- - ------------------   Officer and was elected President and Chief Operating Officer effective
- - ------------------   December 1, 1991. Prior to joining the Company, he was President and
- - ------------------   Chief Executive Officer of Pacific Diversified Capital Company, a
- - ------------------   subsidiary that comprises the non-utility operations of San Diego Gas &
- - ------------------   Electric Company ("SDG&E"). From 1979 to 1986, he held several positions
- - ------------------   with SDG&E including Senior Vice President and Chief Financial Officer,
- - ------------------   Group Vice President-Finance, and Treasurer. After practicing law in
- - ------------------   Colorado, he served in various financial positions at Public Service
- - ------------------   Company of Colorado before joining SDG&E. He is a director of SunBank of
                     Tampa Bay, Ruth Eckerd Hall's PACT, Inc., the Florida Chamber of
                     Commerce, and also serves on the board of trustees for Morton Plant
                     Hospital Association. Committees: Executive; Finance and Budget.
                     Director since 1989*

- - ------------------   JOAN D. RUFFIER, age 54, General Partner, Sunshine Cafes, Orlando,
- - ------------------   Florida, a food and beverage concession business at major Florida
- - ------------------   airports. From 1978 to 1982 she served as a management consultant to the
- - ------------------   National Association of Bank Women. From 1982 to 1986, she practiced
- - ------------------   public accounting with the firm of Colley, Trumbower & Howell. In 1986,
- - ------------------   she assumed her present position. She is a member of the Administrative
- - ------------------   Board of Sun Bank, N.A. in Orlando, and the board of the Jacksonville
- - ------------------   Branch of the Federal Reserve Bank of Atlanta. She also serves on the
- - ------------------   boards of directors of SunHealth Corporation and Sun Health Enterprises,
- - ------------------   Inc. of Charlotte, North Carolina. She was a member and chairman of the
- - ------------------   Board of Regents of the State University System of Florida. She also serves as a director of the University of Central Florida Foundation, the University of Florida Foundation, the Community Foundation Central
                     Florida Inc. and the Economic Development Commission of Mid-Florida.
                     Committees: Audit; Finance and Budget; Indemnification. Director since
                     1990*


- - ------------------   ROBERT T. STUART, JR., age 61, Rancher and Investor, Dallas, Texas. He
- - ------------------   joined Mid-Continent Life Insurance Company, now a subsidiary, in 1949,
- - ------------------   became a Vice President in 1951, President in 1954 and was Chairman of
- - ------------------   the Board and Chief Executive Officer from 1975 to 1986 when
- - ------------------   Mid-Continent was acquired by the Company. He is a member of the World
- - ------------------   Business Council, Oklahoma Cattlemen's Association, Texas & Southwestern
- - ------------------   Cattle Raisers Association, and a trustee of The Frontiers of Science
- - ------------------   Foundation. Committee: Executive. Director since 1986
- - ------------------
- - ------------------
- - ------------------

     The names and ages of directors who continue in terms expiring in 1995 and 1996, their principal occupations, or employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:

INFORMATION AS TO CONTINUING DIRECTORS

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1995
                              (CLASS II DIRECTORS)

- - ------------------   ALLEN J. KEESLER, JR., age 55, Group Vice President, Utility Group and
- - ------------------   President and Chief Executive Officer of Florida Power Corporation
- - ------------------   ("Florida Power"). He joined Florida Power Corporation in 1963. He
- - ------------------   served as President and Chief Executive Officer of Talquin Corporation,
- - ------------------   a former subsidiary, from January 1983 through February 1988 and was
- - ------------------   Group Vice President, Development Group of the Company from January 1986
- - ------------------   through February 1988. He is a director of SouthTrust Corporation and
- - ------------------   the Edison Electric Institute and an officer and board member of the
- - ------------------   Southeastern Electric Exchange. He also serves on the board of trustees
- - ------------------   of All Children's Hospital in St. Petersburg, Florida. Committee:
- - ------------------   Finance and Budget. Director since 1992*

- - ------------------   VINCENT J. NAIMOLI, age 56, Chairman, President and Chief Executive
- - ------------------   Officer of Anchor Industries International, Inc., Tampa, Florida, an
- - ------------------   operating and holding company. He is also Managing General Partner of
- - ------------------   the Tampa Bay Baseball Ownership Group, St. Petersburg, Florida. In
- - ------------------   conjunction with the business activities of Anchor, Mr. Naimoli
- - ------------------   currently serves as Chairman and Chief Executive Officer of
- - ------------------   Doehler-Jarvis Corporation, Toledo, Ohio, Chairman, President, and Chief
- - ------------------   Executive Officer of Ladish Corp, Milwaukee, Wisconsin, Chairman,
- - ------------------   President and Chief Executive Officer of Harvard Industries, Union, New
- - ------------------   Jersey, and as a director of Lincoln Foodservice Products, Inc., and
- - ------------------   Simplicity Pattern Company. He was Chairman, President and Chief
                     Executive Officer of Anchor Glass Container Corporation from 1983 through 1989 and began his current occupation in January 1990. He is a
                     Trustee of the University of Tampa. Committees: Finance and Budget;
                     Compensation, Nominating. Director since 1992


- - ------------------   CHARLES B. REED, age 52, Chancellor of the State University System of
- - ------------------   Florida, Tallahassee, Florida. He has been Chancellor since 1985. From
- - ------------------   1979 to 1985, he served as Deputy Chief and Chief of Staff to Florida
- - ------------------   Governor Bob Graham. He is a director of Capital Health Plan in
- - ------------------   Tallahassee. He also serves on the Florida Council of 100, the Council
- - ------------------   on Foreign Relations, and the Business-Higher Education Forum.
- - ------------------   Committees: Finance and Budget; Nominating. Director since 1992
- - ------------------
- - ------------------
- - ------------------
- - ------------------
- - ------------------   PAUL R. VERKUIL, age 54, President and Chief Executive Officer of
- - ------------------   American Automobile Association, Heathrow, Florida, a not-for-profit
- - ------------------   federation of motor clubs serving the United States and Canada. He is
- - ------------------   the author of several books on government regulation, business and law.
- - ------------------   After practicing law in New York City from 1967 through 1971, he became
- - ------------------   professor of law at the University of North Carolina through 1978. He
- - ------------------   was dean of Tulane University Law School from 1978 through 1985. He next
- - ------------------   served as the 24th President of the College of William and Mary,
- - ------------------   Williamsburg, Virginia until accepting his current position which began
- - ------------------   January 1, 1992. He is a director of NationsBank of Florida, N.A. and a
- - ------------------   member of the World Travel and Tourism Council and the National Travel
                     and Tourism Awareness Council. Committees: Finance and Budget;
                     Indemnification. Director since 1993

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1996
                             (CLASS III DIRECTORS)

- - ------------------   JACK B. CRITCHFIELD, age 60, Chairman of the Board and Chief Executive
- - ------------------   Officer. He was a director of Florida Power from 1975 through 1978 and
- - ------------------   in 1983, became Vice President of Florida Power's Eastern and Ridge
- - ------------------   Divisions. He then served the Company as Group Vice President, Energy
- - ------------------   and Technology Group and President of Electric Fuels Corporation
- - ------------------   ("Electric Fuels"), a subsidiary, from 1987 until February 1988, when he
- - ------------------   was elected President and Chief Operating Officer. On February 1, 1990,
- - ------------------   he became President and Chief Executive Officer and on January 1, 1991,
- - ------------------   became Chairman of the Board. He is a director of Barnett Banks, Inc.,
- - ------------------   Jacksonville, and serves as Chairman of the Florida Council of 100.
- - ------------------   Committee: Executive, Chairman. Director since 1988*

- - ------------------   CLARENCE V. MCKEE, ESQ., age 51, Chairman and Chief Executive Officer of
- - ------------------   McKee Communications, Inc., radio and television property investments,
- - ------------------   Tampa, Florida. From 1987 to 1992, he served as Chairman and Chief
- - ------------------   Executive Officer of WTVT Holdings, Inc. He served as Counsel to Pepper
- - ------------------   & Corazinni, a Washington, D.C. communications law firm, from 1980 until
- - ------------------   1987, when he became a co-owner of WTVT Holdings, Inc., licensee of
- - ------------------   WTVT-TV, Tampa, Florida. He also served two years as a television
- - ------------------   commentator for the Fox Broadcasting Network. He is a director of
- - ------------------   Barnett Bank of Tampa and Barnett Banks, Inc., Jacksonville. He is
- - ------------------   Chairman of the Florida Association of Broadcasters and Chairman of the
- - ------------------   Communications Committee of the Florida Council of 100. Committees:
                     Compensation, Chairman; Audit. Director since 1989*

- - ------------------   RICHARD A. NUNIS, age 61, Chairman of Walt Disney Attractions, Orlando,
- - ------------------   Florida. He has held various positions with the Disney organization
- - ------------------   since 1955, including vice president, Operations in 1968, executive vice
- - ------------------   president of DISNEYLAND and Walt Disney World in 1972, president of Walt
- - ------------------   Disney Attractions in 1980, and his current position since 1991. He is a
- - ------------------   director of The Walt Disney Company; Sun Banks, N.A., Orlando;
- - ------------------   University of Central Florida Foundation, Inc.; and serves as vice
- - ------------------   chairman of the Florida Council of 100, and a member of the Executive
- - ------------------   Committee of the Economic Development Commission of Mid-Florida.
- - ------------------   Committees: Executive; Compensation; Finance and Budget, Chairman.
- - ------------------   Director since 1989

- - ------------------   JEAN GILES WITTNER, age 59, President of Wittner & Company, St.
- - ------------------   Petersburg, Florida, a firm involved in real estate management and
- - ------------------   insurance brokerage and consulting. She previously served as President
- - ------------------   and Chief Executive Officer of a savings association from 1975 until it
- - ------------------   was sold on December 31, 1986. She then became President of Wittner
- - ------------------   Securities, Inc. In November, 1989, she became President of Wittner &
- - ------------------   Company. She has been a director of Florida Power since 1977. She also
- - ------------------   serves on the board of the Florida Orchestra, the Goodwill Suncoast
- - ------------------   Foundation, Menorah Manor, a non-profit nursing home, and the Pinellas
- - ------------------   County Education Foundation. She is a member of the board of trustees of
- - ------------------   Eckerd College where she is Chairman of the Investment Committee.
                     Committees: Audit, Chairman; Compensation; Compliance. Director since
                     1982*

- - ---------------

* Director of Florida Power Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning shares of the Company's Common Stock that are held by persons known to the Company to be the beneficial owners of more than 5% of said stock as of December 31, 1993.

                                                            NUMBER OF SHARES        PERCENT OF
                      NAME AND ADDRESS                    BENEFICIALLY OWNED(1)       CLASS
    ----------------------------------------------------  ---------------------     ----------
    Savings Plan for Employees of Florida Progress
      Corporation Trust
      One Progress Plaza
      St. Petersburg, Florida 33701                             5,079,619              5.69%

    Franklin Resources, Inc.
      777 Mariners Island Blvd.
      San Mateo, California 94404                               4,638,742              5.20%

SECURITY OWNERSHIP OF MANAGEMENT

     The directors and nominees and all other named executive officers individually, and the directors, nominees and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                                            NUMBER OF SHARES        PERCENT OF
                            NAME                          BENEFICIALLY OWNED(1)      CLASS(2)
    ----------------------------------------------------  ---------------------     ----------
    JACK B. CRITCHFIELD                                             9,297
    MICHAEL P. GRANEY                                               1,313
    ALLEN J. KEESLER, JR.                                          20,526
    RICHARD KORPAN                                                  2,138
    CLARENCE V. MCKEE                                               1,700
    VINCENT J. NAIMOLI                                              1,357
    RICHARD A. NUNIS                                                7,393
    CHARLES B. REED                                                   299
    JOAN D. RUFFIER                                                 2,205
    ROBERT T. STUART, JR.                                       1,508,649(3)           1.69%
    PAUL R. VERKUIL                                                   446
    JEAN GILES WITTNER                                              7,398
    RICHARD D. KELLER                                               2,883
    DAVID R. KUZMA                                                  2,334
    ALL 15 DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS
      A GROUP, INCLUDING THOSE NAMED ABOVE                      1,571,504              1.76%

- - ---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security. Unless otherwise noted, the number of shares held are beneficially owned as of December 31, 1993.
(2) Unless otherwise noted, less than 1% per individual.
(3) Includes 594 shares owned by Mr. Stuart's children, as to which shares Mr. Stuart disclaims beneficial ownership.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Michael P. Graney is a partner in the law firm of Simpson Thacher & Bartlett which provided in 1993 and continues to provide legal services to Electric Fuels.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16-a-3(e) of the Exchange Act during 1993, and Form 5 and amendments thereto furnished to the Company with respect to fiscal year 1993 and written representations received from the Company, all required reports were filed.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     During 1993, the Board of Directors held five meetings. In addition, certain directors named in the "Information as to Nominees" and "Information as to Continuing Directors" sections attended standing committee meetings.

          Audit Committee. During 1993, the Committee met three times to review the financial statements and results of the 1992 audit, to recommend independent auditors for 1993 and to discuss plans and objectives for internal audit activities for 1994.

          Compensation Committee. During 1993, the Committee met three times to review and approve the total compensation opportunities and awards for the executive officers of the Company and Florida Power, and to take actions relating to the basic design of the Company's compensation policies for all employees of the Company and its subsidiaries.

          Nominating Committee. The Committee held no meetings during 1993. The Committee will consider recommendations for nominees for election to the Board of Directors submitted by shareholders. These nominations should be submitted to the Secretary of the Company for review by the Committee. Such nominations for the 1995 Annual Meeting of Shareholders should be submitted no later than November 2, 1994.

     During 1993, all directors attended at least 75% of the total number of Board and pertinent committee meetings.

COMPENSATION OF DIRECTORS

     As of January 1, 1994, the compensation for all of the nonemployee directors of the Company is $22,500 per year as a retainer fee, plus a fee of $1,500 for each meeting of the Company's Board of Directors attended. Nonemployee directors who serve on committees of the Board or on the Boards of the Company's subsidiaries are paid a daily meeting fee of $1,500 for subsidiary and committee meetings attended on any one day. All or a portion of these fees may be deferred at the discretion of a director.

     Upon retiring from the Board, directors who were not employees of the Company, or one of its subsidiaries, are eligible to receive a fee for their availability for advice and counsel to senior management and the current Board. This fee is equal to the annual retainer for the Board member at the time of his or her retirement multiplied by a percentage equal to 10% for each year served on the Board up to 100%. The fee is paid in quarterly installments for the life of the retired director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Michael P. Graney served on the Compensation Committee through December 31, 1993. Mr. Graney is a partner in the law firm of Simpson Thacher & Bartlett which provided during 1993 and continues to provide legal services to Electric Fuels.

EXECUTIVE COMPENSATION

     The following table contains information with respect to compensation awarded, earned or paid during the years 1991-1993 to (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Executive Officers") in 1993, whose total remuneration paid in 1993 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                                                   PAYOUTS
                                      ANNUAL COMPENSATION(1)     -----------
                                    --------------------------      LTIP           ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS       PAYOUTS       COMPENSATION(2)
- - ----------------------------------  ----   --------   --------   -----------     --------------
JACK B. CRITCHFIELD                 1993   $585,186   $396,500    $ 277,844(3)      $ 10,595
  Chairman and Chief Executive      1992    557,435     75,000                        10,288
  Officer                           1991    454,522        -0-
RICHARD KORPAN                      1993   $395,196   $265,000    $ 152,813(3)      $ 10,595
  President and Chief Operating     1992    380,000     45,000                        10,288
  Officer                           1991    280,118        -0-

ALLEN J. KEESLER, JR.               1993   $379,548   $208,000    $ 217,250(3)      $  9,888
  Group Vice President and          1992    374,163     36,000                         9,603
  President and Chief Executive     1991    337,412     82,000
  Officer, Florida Power
  Corporation
RICHARD D. KELLER                   1993   $222,495   $135,000    $     -0-         $ 10,010
  Group Vice President and          1992    216,298     46,000                         9,382
  President and Chief Executive     1991    196,956        -0-
  Officer, Electric Fuels Corp.

DAVID R. KUZMA                      1993   $218,481   $103,750          N/A         $  9,591
  Senior Vice President and         1992    212,693     45,000                         9,225
  Chief Financial Officer           1991    163,201        -0-

- - ---------------

(1) All other annual compensation paid to the Chief Executive Officer and the Named Executive Officers during 1993, other than salary and annual incentive compensation, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission rules.
(2) Company contributions to its Savings Plan on behalf of the Chief Executive Officer and the Named Executive Officers.
(3) Represents the dollar value as of February 3, 1994, the date of grant, of shares of Common Stock earned under the 1991-1993 performance cycle of the Company's Long-Term Incentive Plan ("LTIP"), two-thirds of which are restricted. The total number of shares earned are as follows: Jack B. Critchfield, 8,891 shares; Richard Korpan, 4,890 shares; Allen J. Keesler, Jr., 6,952. The vesting schedule for the restricted stock is 50% on January 1, 1995 and 50% on January 1, 1996.

     Dividends are payable on the restricted Common Stock to the extent and on the same date as dividends are paid on all other shares of Company Common Stock.

     In the event of a change in control of the Company, all restrictions on all shares of restricted stock shall lapse upon such change in control.

     The following table contains information with respect to performance shares awarded in 1993 to the Chief Executive Officer and each of the Named Executive Officers of the Company for the 1993-1995 performance cycle of the LTIP:

                          LONG-TERM INCENTIVE PLAN(1)
                                 AWARDS IN 1993

                            NUMBER OF      PERFORMANCE           ESTIMATED PAYOUT AT END OF PERIOD(3)
                           PERFORMANCE       PERIOD        ------------------------------------------------
         NAME               SHARES(2)        COVERED         THRESHOLD         TARGET           MAXIMUM
- - -----------------------    -----------     -----------     -------------    -------------    --------------
JACK B. CRITCHFIELD           8,281         1993-1995      4,141 shares     8,281 shares      12,422 shares
RICHARD KORPAN                5,053         1993-1995      2,527 shares     5,053 shares       7,580 shares
ALLEN J. KEESLER, JR.         4,300         1993-1995      2,150 shares     4,300 shares       6,450 shares
RICHARD D. KELLER             2,526         1993-1995      1,263 shares     2,526 shares       3,789 shares
DAVID R. KUZMA                2,166         1993-1995      1,083 shares     2,166 shares       3,249 shares

- - ---------------

(1) The LTIP is a Common Stock based incentive plan for long-term growth and performance of the Company. It was approved by the shareholders in 1990. (See the Long-Term Incentive Compensation portion of the Report of the Compensation Committee of the Board of Directors on page 12 for additional information.)

(2) Performance shares awarded under the Company's LTIP which, upon achievement of performance criteria, would result in the payout of shares of Common Stock of the Company, two-thirds of which would be restricted for periods of time. Payouts of shares of Common Stock are made for achieving returns on equity equal to or exceeding the thresholds determined by the Compensation Committee. In the event of a change in control of the Company, 150% of all performance shares awarded under the LTIP and then outstanding would automatically be considered earned and would be paid in shares of unrestricted Common Stock of the Company together with shares of unrestricted Common Stock payable for dividend equivalents accrued to the change in control on performance shares awarded for performance cycles starting after December 31, 1992. Also, all restrictions on shares of restricted Common Stock previously granted and then held would terminate. As of December 31, 1993, no restricted Common Stock was held by the Chief Executive Officer or the Named Executive Officers.

(3) Awards are earned upon achievement of Company and/or subsidiary return on equity goals for the three-year performance cycle.

PENSION PLAN TABLE

     The table below illustrates the estimated annual benefits (based on a straight life annuity at age 65) payable under the Company's Retirement Plan and its Nondiscrimination Plan for specified compensation and service levels. The current compensation, i.e., base pay, and the years of credited service that would be used in calculating benefits under the Retirement and Nondiscrimination Plans for the executives named in the summary compensation table are as follows:
Dr. Critchfield, $590,000, 10 years of service; Mr. Korpan, $400,000, 4 years of service; Mr. Keesler, $383,004, 31 years of service; Mr. Keller, $225,000, 15 years of service; and Mr. Kuzma, $220,500, 3 years of service. The table below shows estimated Retirement and Nondiscrimination Plans benefits using a direct 40% Social Security offset formula.

                                    ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE UNDER
                                      THE RETIREMENT PLAN AND NONDISCRIMINATION PLAN
                       ----------------------------------------------------------------------------
                                                      SERVICE YEARS
   AVERAGE ANNUAL      ----------------------------------------------------------------------------
    COMPENSATION          5          10         15         20         25         30      35 OR MORE
- - ---------------------  --------   --------   --------   --------   --------   ---------- ----------

 $  200,000            $ 17,216   $ 34,432   $ 51,649   $ 68,865   $ 86,081   $103,297    $120,514
    300,000              26,216     52,432     78,649    104,865    131,081    157,297     183,514
    400,000              35,216     70,432    105,649    140,865    176,081    211,297     246,514
    500,000              44,216     88,432    132,649    176,865    221,081    265,297     309,514
    600,000              53,216    106,432    159,649    212,865    266,081    319,297     372,514
    700,000              62,216    124,432    186,649    248,865    311,081    373,297     435,514
    800,000              71,216    142,432    213,649    284,865    356,081    427,297     498,514
    900,000              80,216    160,432    240,649    320,865    401,081    481,297     561,514
  1,000,000              89,216    178,432    267,649    356,865    446,081    535,297     624,514
  1,100,000              98,216    196,432    294,649    392,865    491,081    589,297     687,514
  1,200,000             107,216    214,432    321,649    428,865    536,081    643,297     750,514

     The estimated total annual regular benefit that a participant in the Company's Supplemental Executive Retirement Plan ("SERP") would be entitled to receive (including those amounts payable under the Retirement and Nondiscrimination Plans and primary Social Security) is equal to the benefit shown in the table above as payable under the Retirement and Nondiscrimination Plans, but calculated as if the SERP participant had 35 years of service. The current compensation that would be used in calculating the benefits for each executive listed in the summary compensation table who is a SERP participant is substantially that reported as salary and bonus in the summary compensation table. The amounts payable under the SERP are reduced by amounts payable under the Retirement and Nondiscrimination Plans and primary Social Security. Dr. Critchfield and Messrs. Keesler and Korpan are participants in the SERP.

     Benefits may also be paid under the SERP upon early retirement (age 55 with five years of service, but only with the consent of the Compensation Committee for executives with less than 15 years of service), disability, certain terminations of employment within three years after a change in control is deemed to have occurred, and termination after becoming 100% vested (vesting occurs in specified situations after a person otherwise qualifies for early retirement or when the combination of age plus years of service equals 65). These pre-normal retirement benefits are based generally on the accrued benefit earned by a participant as of the date of termination of employment, except that the change-in-control benefit is 100% of the participant's projected normal retirement benefit plus up to two years annual salary and bonus and the disability benefit is based on 70% of the participant's then current earnings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Executive Compensation Design

     The Company's executive compensation system is intended to attract, retain and motivate high quality executives with individually designed market-and performance-based compensation packages that reward protection of Company assets and enhancement of shareholder value. The Compensation Committee of the Board of Directors of Florida Progress Corporation (the "Committee"), comprised solely of outside directors, approves total compensation opportunities and awards for executive officers of the Company and Florida Power. The target compensation package for each executive officer is established annually by the Committee and is made up of three principal components: base salary; annual cash bonus; and long-term incentive compensation payable in Common Stock. Each executive officer's total direct compensation is generally targeted around the 50th percentile of compensation of persons holding similar positions or having similar responsibili-ties at other electric utilities and industrial companies. Florida Power's Human Resources Department compiled compensation data for the Committee in October 1992 for electric utilities and companies in general industry (the "Comparison Data"). The Comparison Data was primarily an extraction of compensation data for electric utilities having total annual revenues of $1 billion to $2 billion and companies in general industry having total annual sales of $1 billion to $2.5 billion from compensation surveys of 100 electric utilities and 381 general industry companies conducted by two human resources consulting firms. The utility survey was conducted by one consultant on behalf of the Edison Electric Institute. The general industry survey was derived from another consultant's own compensation data base. The Company was not involved in selecting the companies surveyed in either case.

     Annual salaries are set by the Committee after considering the Comparison Data from both the electric utility industry and general non-utility industrial companies. The threshold, target and maximum levels for possible annual cash bonus pools and long-term incentive awards established by the Committee are based upon the Company's performance. As described below, the Committee retains certain discretionary authority over the specific cash bonuses and long-term incentives paid to individual executive officers. Because only the base salary component of executive compensation is non-variable, a significant portion of each executive officer's total compensation is at risk and dependent upon the Company's annual and long-term performance.

     A discussion of the three compensation components and the actions taken by the Committee concerning the Named Executive Officers and Chief Executive Officer follows.

  Base Salary

     The base salary component is market-based and is not tied to the Company's performance. The Committee established 1993 base salaries for the Named Executive Officers after taking into account 1992 base salaries, the salary recommendations of the Chief Executive Officer for all executive officers other than himself and the Comparison Data. After considering those factors, the Committee increased the base salaries for 1993 of the Named Executive Officers from 1992 by an average of 5.68%.

     The Committee believes that the market for qualified executive talent is broader than the companies contained in the Standard & Poor's Electrics index in the performance graph on page 14 (the "Peer Group Companies"). Accordingly, the Committee did not believe it was appropriate to restrict background compensation information to that which would have been available had it used data limited to the Peer Group Companies. For that reason, the companies in the Comparison Data are not the same as in the Peer Group Companies.

  Annual Cash Bonus Compensation

     The Company's Management Incentive Compensation Plan (the "MICP") provides annual cash bonus opportunities to officers and key employees of the Company and its subsidiaries (including the Named Executive Officers). The threshold, target and maximum funding level goals for annual cash bonus pools under the MICP are established by the Committee, based upon objective measures of corporate performance. For 1993, the goals established by the Committee for the bonus pools in which each of the Named Executive Officers was a participant were based upon return on equity goals for the Company's principal operating subsidiaries. The Committee considers the projections and assumptions contained in the relevant annual profit plan in establishing threshold, target and maximum funding level return on equity goals for each bonus pool. Executive officers having responsibility primarily for a single operating subsidiary have been assigned to subsidiary pools having goals based solely on that subsidiary's return on equity. Executive officers having Company-wide responsibilities have been assigned to the holding company pool whose goals were a composite of weighted operating subsidiary return on equity goals. The Committee explicitly retains discretion to take into account, in determining if performance goals were met, whether assumptions contained in the relevant profit plan were in fact valid, and if they were not, to make appropriate adjustments to reported financial results for purposes of computing goal achievement levels ("assumption adjustments").

     After taking into account any assumption adjustments, the Committee first determines if any of the return on equity goal levels (i.e., threshold, target or maximum) have been met, and if any were, the total amount of cash to be available for payment under each bonus pool, based upon such returns on equity. Bonus pool funding levels are a mathematical function of pool participants' target bonuses (expressed as a percentage of base salary) and the pool goal level achieved. For example, if a subsidiary having an MICP bonus pool achieved its threshold return on equity, the amount of cash available in the pool for the payment of bonuses would be equal to fifty percent of the sum of all of the pool participants' target bonuses. After these preliminary calculations, the Committee exercises its discretion in approving the specific amount of the annual cash bonuses to be paid to executive and other key officers based upon the Committee's subjective evaluation of the officer's overall contributions to the Company. The Committee takes into account recommendations of the Chief Executive Officer in approving bonuses for individual executive and key officers (other than the Chief Executive Officer).

     The 1993 target annual bonuses for the Named Executive Officers ranged from 35% to 45% of base salary, depending upon the individual responsibilities of the officer and the relevant Comparison Data. The amounts contained in the bonus column of the Summary Compensation Table for the Named Executive Officers for 1993 reflect the Committee's determination that 1993 results exceeded the MICP return on equity target goals of the Named Executive Officers, after taking into account assumption adjustments to 1993 results which related to the increase in the corporate federal income tax rate and costs recorded in 1993 for the Company's early retirement programs (collectively, the "1993 assumption adjustments"). In addition, those amounts reflect subjective assessments approved by the Committee in determining the amount of the bonuses for the Named Executive Officers.

  Long-Term Incentive Compensation

     To facilitate executive stock ownership and align the interest of key executives with that of the Company's other shareholders in the long-term growth and performance of the Company, the Committee awarded in 1993 the Named Executive Officers the opportunity to earn Common Stock through the grant of performance shares under the Company's LTIP, as indicated in the table appearing on page 9. The LTIP is an omnibus plan approved by the shareholders in 1990. The LTIP is administered by the Committee, whose members are ineligible to receive awards under the LTIP. The LTIP permits the granting of all or any of the following types of awards: (1) performance shares conditioned upon performance criteria; (2) stock options, including both incentive stock options and non-qualified stock options; (3) stock appreciation rights; and (4) restricted stock awards and other forms of market-based incentive awards valued in whole or in part by reference to, or otherwise based on, the Common Stock of the Company. The total number of shares that can be awarded under the LTIP over its ten-year life is 2,250,000 shares of Common Stock. No award may be granted pursuant to the LTIP after December 31, 2000. The Compensation Committee has the authority to select employees to whom grants are made from among officers and employees of the Company and its subsidiaries who are expected to contribute to the long-term success of the Company or a subsidiary.

     To date, under the LTIP, the Committee has granted performance shares for four consecutive three-year performance cycles beginning with the 1991-1993 performance cycle. To the extent earned, performance shares are converted into shares of Common Stock. Two-thirds of the Common Stock earned is restricted for periods of time (see footnote 3 to the Summary Compensation Table). While restricted, such stock is subject to forfeiture upon termination of employment and thus is not fully vested. As a result, and subject to certain exceptions for death and retirement, an LTIP participant would not realize the full economic benefit of his award unless he remains an employee for two years after the end of the period for which it is earned. Thus a portion of an LTIP participant's total compensation for any year remains at risk for almost five years. The Committee believes that the phased vesting of LTIP awards helps retain key executives for the long term, while enabling participants to realize the economic benefit of a portion of their awards within the year after they are earned.

     During 1993, the Committee modified certain LTIP administration policies. First it changed the method of establishing return on equity goals under the LTIP. Because the Company's financial results are significantly dependent upon the returns on equity that Florida Power is allowed to earn by federal and state regulatory authorities, and because it is difficult to forecast the actions of those regulators that may affect those returns over a three-year time frame, the Committee determined that the return on equity goals for the LTIP's three-year performance cycles should be the sum of the three annual MICP return on equity goals for the three years in the relevant performance cycle. The Committee also determined that the weighting methodology used for MICP goals should also be used for LTIP goals. On that basis, the Committee revised the goals previously set for the 1991-1993 and 1992-1994 performance cycles and set the goals for the 1993-1995 performance cycle. The Committee concluded that the achievement over the three-year performance cycle of the cumulative annual return on equity goals would be an appropriate measure of the Company's long-term performance. The Committee also determined that beginning with the 1993-1995 performance cycle, dividend equivalents payable in Common Stock will be added to awards earned under the LTIP. During 1993, an error in the method previously used to calculate the number of performance shares granted for the first two performance cycles was brought to the attention of the Committee. Corrections of the prior calculations resulted in a reduction in the number of performance shares previously granted under the 1991-1993 and 1992-1994 cycles.

     The Committee approved the number of performance shares to be granted to each Named Executive Officer for the 1993-1995 performance cycle that would have a value on the date of grant equal to 35%, 40% or 45% of 1993 base salary, after reviewing the long-term incentive opportunities reflected in the Comparison Data. The payouts listed in the Long Term Compensation column of the Summary Compensation Table for the Named Executive Officers on page 8 for the 1991-1993 performance cycle, reflect (i) the Committee's determination, after taking into account the 1993 assumption adjustments and an adjustment to Florida Power's 1992 results relating to reserves for certain employee benefit claims (the "1992 assumption adjustment"), that Florida Power's 1991-1993 cumulative results exceeded the LTIP's return on equity target goal, but the 1991-1993 cumulative results of the relevant non-utility subsidiaries did not meet the applicable return on equity threshold goals, and (ii) the application of a mathematical formula converting the goal level achieved into the number of performance shares earned.

  Chief Executive Officer Compensation

     As with all of the Company's executive officers, a significant portion of Dr. Critchfield's potential total compensation (50%) is at risk and dependent in part upon corporate performance, i.e., returns on equity of the Company's significant operating subsidiaries. Dr. Critchfield's total direct compensation has been targeted at or near the 50th percentile of the total direct compensation of the chief executive officers reflected in the Comparison Data and his base salary at 50% of his total direct compensation. The Committee compared Dr. Critchfield's base salary with those of the chief executive officers in the Comparison Data and for 1993 increased his base salary by 4.43% over 1992's. The Committee established a target 1993 MICP bonus equal to 50% of Dr. Critchfield's base salary as determined by a review of the annual bonus payments to chief executive officers reflected in the Comparison Data. Dr. Critchfield is in the holding company bonus pool; the method for setting its return on equity goals was the same as described above under the caption "Annual Cash Bonus Compensation." The MICP bonus awarded to Dr. Critchfield for 1993 in the amount of $396,500 appearing in the bonus column of the Summary Compensation Table on page 8 reflects the Committee's determination that 1993 results exceeded the holding company bonus pool's return on equity target goals, after taking into account the 1993 assumption adjustments and the Committee's subjective assessment of his performance. The amount of the bonus awarded is the result of the interpolation of his target bonus, based upon results between target and maximum goal levels. The Committee believed that the Company's results for 1993 as well as the results of the various operating subsidiaries warranted a bonus equal to that interpolated amount. Dr. Critchfield's MICP bonus pool's goals are weighted 75% on Florida Power's return on equity and 25% on a composite return on equity of certain Company non-utility subsidiaries. The payout listed to Dr. Critchfield in the Long Term Compensation column of the Summary Compensation Table on page 8 for the 1991-1993 performance cycle reflects (i) the Committee's determination that, after taking into account the 1992 and 1993 assumption adjustments, 1991-1993 cumulative results exceeded only Florida Power's LTIP return on equity target goal for Dr. Critchfield, and did not meet the return on equity threshold composite goal for the relevant non-utility subsidiaries, and (ii) the application of a mathematical formula converting the goal level achieved into the number of performance shares earned. Consequently, all of the performance shares granted to Dr. Critchfield for the 1991-1993 performance cycle were not earned and, therefore, not converted into Common Stock. The number of performance shares granted to Dr. Critchfield for the 1993-1995 performance cycle of the LTIP at target goal level as indicated in the table appearing on page 9 was based on 50% of Dr. Critchfield's 1993 base salary. The percentage was established by the Committee after a review of long-term incentive opportunities given to chief executive officers in the Comparison Data. Dr. Critchfield's goals for the 1993-1995 performance cycle were established to be the sum of the three annual return on equity goals for 1993, 1994 and 1995 for the MICP, weighted the same as his MICP bonus pool goals.

  Deductibility of Executive Compensation

     The Committee is in the process of reviewing newly adopted Section 162(m) of the Internal Revenue Code, and the temporary and transition regulations adopted thereunder, and analyzing their potential effects on the Company's compensation practices. Section 162(m) would deny the Company a deduction for compensation paid to the Chief Executive Officer and each Named Executive Officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." It is currently anticipated that during 1994 the Committee will make a determination of the overall benefit to qualifying compensation paid to its executive officers as performance based compensation.

Respectfully submitted,

Clarence V. McKee, Chairman                           Michael P. Graney, member until
Vincent J. Naimoli                                    December 31, 1993
Richard A. Nunis, member since January 1994
Jean Giles Wittner

COMPANY PERFORMANCE

     The following graph compares the Company's performance, as measured by the change in price of its Common Stock plus reinvested dividends, with the Standard & Poor's ("S&P") 500 stock index and the S&P Electric Companies stock index for five years ended December 31, 1993:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG FLORIDA PROGRESS, THE S & P 500 INDEX
                     AND THE S & P ELECTRIC COMPANIES INDEX

                                                              STANDARD &
     MEASUREMENT PERIOD          FLORIDA       STANDARD &       POOR'S
   (FISCAL YEAR COVERED)         PROGRESS      POOR'S 500     ELECTRICS
1988                                    100            100            100
1989                                    123            132            133
1990                                    126            128            137
1991                                    166            166            178
1992                                    183            179            188
1993                                    200            197            212

* $100 invested on 12/31/88 in stock or index -- including reinvestment of dividends.
   Fiscal year ending December 31.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of KPMG Peat Marwick, which has been the Company's independent Certified Public Accountants since February 2, 1990, was recommended by the Audit Committee and approved by the Board of Directors as the Company's auditor for the year ended December 31, 1993. Representatives of KPMG Peat Marwick are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

     The Audit Committee expects to make its recommendation as to the Company's auditor for the current year no later than August 1994.

SHAREHOLDER PROPOSAL

     Louis D. Putney, 4805 S. Himes Avenue, Tampa, Florida 33611, the holder of record of 81 shares of the Company's Common Stock, has notified the Company of his intention to present the following proposal for action by the shareholders at the meeting:

     WHEREAS, we believe "the right to a secure and healthy environment, clean air, pure water, and an earth that can nurture and support present and future generations" to be a basic human right;

     WHEREAS, we believe that our society should meet future demand for electricity by developing renewable energy resources such as solar, biomass and wind, and by promoting energy conservation;

     WHEREAS, we believe the catastrophic accident at Chernobyl, which caused the equivalent of $2.8 billion in damage, contaminated 400 square miles of land, and will result in the deaths of 25,000 people, clearly exhibited the dangers of nuclear power;

     WHEREAS, a fire insulating material known as Thermo-Lag is used extensively at the company's Crystal River nuclear reactor to protect wiring critical to the nuclear safety systems of the reactor; in April 1992 a Special Review Team of the NRC studied Thermo-Lag and could not determine that it would adequately protect the safety systems and the agency has declared Thermo-Lag inoperable;

     WHEREAS, the NRC has identified the Crystal River reactor as one of 14 reactors susceptible to cracking during emergency cooling procedures (thermal shock); the cracking could occur in critical welds in the steel reactor vessel which have become brittle due to exposure to radiation;

     WHEREAS, we believe the company continues to operate the plant in disregard of many compromises to nuclear safety, including those posed by Thermo-Lag insulation and thermal shock; and

     WHEREAS, the company has substantially reduced its work force at the nuclear plant by laying off numerous employees, including many experienced nuclear workers, and we believe the plant is understaffed and such layoffs have substantially compromised nuclear safety at the plant;

     NOW, THEREFORE BE IT RESOLVED that the shareholders request the Board of
Directors:

     1. To devote increased resources to develop and commercialize conservation and renewable energy programs, such as solar, biomass and wind, to meet customer demand for electricity, and send a report on such programs to shareholders annually (provided that the costs of preparing such report shall be limited to amounts deemed reasonable by the Board).

     2. To adopt the following policy: Florida Progress Corporation shall immediately cease its operation of the nuclear power plant at Crystal River, Florida, unless and until the dangers associated with its nuclear operations are resolved.

                       SHAREHOLDER'S SUPPORTING STATEMENT

     We believe the February 1992 report of the Safe Energy Communication Council that the company is operating the Crystal River nuclear plant in spite of 10 chronic uncorrected safety problems. We believe Public Citizen's 1993 report finding Crystal River to be the twenty-seventh worst of 111 U.S. nuclear reactors.

     We believe our company's actions have exhibited an insensitivity to safety concerns in its operation of the reactor, as evidenced by the findings of the U.S. Department of Labor and the NRC that the company discriminated against workers at the plant for their activities as "whistleblowers" at the nuclear plant site.

     As stockholders, we believe that Florida Progress must serve larger social interests than the maximization of profits and should act responsibly by ceasing its nuclear operations.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL
                           FOR THE FOLLOWING REASONS

  General

     This is the tenth time since 1982 that this individual shareholder, who holds 81 shares, has submitted a proposal at the Company's annual meeting harshly critical of Florida Power's Crystal River nuclear plant ("CR-3"). In prior years, as many as 96% of the shares voted at the annual meeting have been voted against this shareholder's proposals, and over those years, an average of 92% of such shares have been voted against this shareholder's proposals. Contrary to what the proposal's proponent would have the shareholders believe, the Company is concerned about safety at CR-3 and believes that the plant is being operated safely and in compliance with applicable law and regulations.

     The Company believes that, contrary to this shareholder's proposal, there is no valid reason for suspending the operation of CR-3. In fact, each of the so-called problems he refers to have been investigated both by Florida Power and the United States Nuclear Regulatory Commission ("NRC") and has been or is being addressed to the NRC's satisfaction.

  Thermo-Lag Insulation

     Florida Power has taken a conservative approach to the concerns associated with Thermo-Lag, and has instituted extra fire protection procedures that meet NRC requirements.

  Reactor Vessel Thermal Shock

     In applying reactor vessel thermal shock safety criteria generic to all of the 110 commercial nuclear plants operating in the United States, the NRC determined that CR-3, along with thirteen other plants, did not meet the NRC's generic screening criteria. Thus, those reactors, including CR-3, needed to demonstrate their safety by providing specific analyses.

     For more than fifteen years, Florida Power, together with other utilities having nuclear steam supply systems manufactured by Babcock and Wilcox (the "B & W owners group"), has worked with Babcock & Wilcox to develop analyses specific to B & W-manufactured reactor vessels that demonstrate compliance with the thermal shock safety criteria. The B & W owners group has cooperated with the NRC throughout this process. In January 1993, the B & W owners group submitted its final report to the NRC, which Florida Power endorsed. That report found Babcock & Wilcox reactor vessels, including CR-3's, to be safe from thermal shock beyond their original design life. Favorable action by the NRC on this issue is expected.

  CR-3 Staffing

     During 1993, Florida Power's nuclear management team evaluated the existing CR-3 workforce and organizational structure to develop a more effective staffing structure for the safe and efficient operation of CR-3. That study resulted in an announcement in November 1993 of staff and contractor position reductions which will total about 150 by the end of 1994. While some positions have been eliminated, others have been upgraded in recognition of the need for experienced workers in nuclear safety-related positions. The Company believes that safety at CR-3 has not been compromised but rather enhanced by these actions.

  Anti-Nuclear-Plant Studies

     This proposal's proponent refers to several outdated studies by anti-nuclear-power special-interest groups contending that CR-3 and other nuclear power plants operate despite uncorrected safety issues. There are certain open NRC licensing issues arising as a result of regulations issued by the NRC after CR-3 and most other nuclear units began operating. Although the NRC has reviewed and approved most actions taken by Florida Power, several actions have not received final NRC approval. Some plant modifications mandated by the NRC took several years to design and install. During this time, Florida Power has cooperated with the NRC and has continued to operate CR-3 with the approval of the NRC. Florida Power believes it has resolved all of those licensing issues and is awaiting final NRC approval of the few remaining actions. The shareholder's contention to the contrary is not correct.

  Diversified Fuel Mix and Alternative Energy Sources

     The Company believes that it is in the best interest of the Company's shareholders and Florida Power's customers to use a variety of fuels to generate electricity. Florida Power's 1993 fuel mix was approximately 45% coal, 18% nuclear, 21% oil, and 16% from other sources. Florida Power expects to increase natural gas in its fuel mix with the construction of gas-fired units in Polk County later in the 1990s, as well as through conversion of some existing oil-fired plants to gas. Florida Power has an award-winning load management program that enables it to reduce customer demand during peak periods, thus taking advantage of customer willingness to conserve consumption of electricity. Florida Power, through its membership in the Electric Power Research Institute, supports and participates in research and development activities in a wide range of power generation technologies, including solar, wind and hydroelectric storage. Additionally, Florida Power continues to support research on solar and other generation and storage technologies at the Universities of Florida and South Florida. Florida Power's manager of new technologies serves on the board of the Florida Solar Energy Center, a nonprofit energy research organization located in Cape Canaveral, Florida, which emphasizes renewable energy projects.

     Each year, the Company's proxy statement is accompanied by the Company's annual report to shareholders which provides highlights of activities of the Company, including Florida Power, as well as a look ahead to the Company's future plans. The Company also distributes quarterly reports to its shareholders. The Board is satisfied that these reports provide every shareholder with relevant information about Florida Power's plans for future generating capacity and other programs for meeting customer demand.

  Ceasing Operations at CR-3

     The Company believes that the proponent's request to cease operations at CR-3 for safety reasons is unwarranted. Moreover, the expense associated with purchasing power to replace the generating capacity of CR-3, if it were shut down as the proponent has suggested, would not be in the best interest of the Company's shareholders or Florida Power's customers.

                      ACCORDINGLY, THE BOARD OF DIRECTORS
                   RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

1995 SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 2, 1994. Proposals should be sent to the Secretary of the Company, Florida Progress Corporation, P.O. Box 33042, St. Petersburg, Florida 33733.

GENERAL

     The Board of Directors does not know of any other matters which will come before the meeting. In the event that any other matters properly come before the meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

     Enclosed is the Annual Report of the Company for the year ended December 31, 1993. It is not to be regarded as proxy soliciting material.

                                          By order of the Board of Directors,
                                               KENNETH E. ARMSTRONG
                                               Vice President, General Counsel
                                               and Secretary

                     FLORIDA PROGRESS CORPORATION
                 APPENDIX TO ELECTRONIC FORMAT DOCUMENT

 NOMINEES FOR TERM EXPIRING IN 1997  - PAGES 2 AND 3

 (Photo left hand column of table next to Michael P. Graney biography - page 2) Shown is a photograph of Michael P.
 Graney.

 (Photo left hand column of table next to Richard Korpan biography- page 2) Shown is a photograph of Richard Korpan.

 (Photo left hand column of table next to Joan D. Ruffier biography - page 3) Shown is a photograph of Joan D.
 Ruffier.

 (Photo left hand column of table next to Robert T. Stuart, Jr. biography - page 3) Shown is a photograph of Robert T.
 Stuart, Jr.


 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1995 - PAGES 3
 AND 4

 (Photo left hand column of table next to Allen J. Keesler, Jr. biography - page 3) Shown is a photograph of Allen J.
 Keesler, Jr.

 (Photo left hand column of table next to Vincent J. Naimoli biography - page 4) Shown is a photograph of Vincent J.
 Naimoli.

 (Photo left hand column of table next to Charles B. Reed biography - page 4) Shown is a photograph of Charles B. Reed

 (Photo left hand column of table next to Paul R. Verkuil biography - page 4) Shown is a photograph of Paul R.
 Verkuil.


 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1996 - PAGE 5

 (Photo left hand column of table next to Jack B. Critchfield biography - page 5) Shown is a photograph of Jack B.
 Critchfield.

 (Photo left hand column of table next to Clarence V. McKee biography - page 5) Shown is a photograph of Clarence V.
 McKee.

 (Photo left hand column of table next to Richard A. Nunis biography - page 5) Shown is a photograph of Richard A.
 Nunis.

 (Photo left hand column of table next to Jean Giles Wittner biography - page 5) Shown is a photograph of Jean Giles
 Wittner.


 PAGE 15

 Appearing above the table is a graph showing pictorially what is listed in the table.

                        FLORIDA PROGRESS CORPORATION
                       Annual Meeting of Shareholders
                               April 21, 1994
                             1 M P 0 R T A N T

                              PROXY CARD BELOW


     Please help us avoid the expense of follow-up proxy mailings by completing and returning your proxy card promptly.








     Please mark, date, sign, detach, and mail your proxy card below. Return in the enclosed postage-paid envelope.

     (Tear here)                (Tear here)                 (Tear here)


     FLORIDA PROGRESS CORPORATION - Annual Meeting, April 21, 1994
          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JACK B. CRITCHFIELD, RICHARD KORPAN AND KENNETH E. ARMSTRONG, and each of them, with power of substitution, proxies to represent, and to vote all shares of Common Stock of FLORIDA PROGRESS CORPORATION, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held in St. Petersburg, Florida, on April 21, 1994, at 10:00 A.M., and at any and all adjournments thereof, and hereby revokes any prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows:

1. ELECTION OF DIRECTORS:                                              CLASS 1

Square              FOR All Nominees Listed  (EXCEPT AS MARKED TO THE   GRANEY
box                 CONTRARY)                                           KORPAN
   1                INSTRUCTION:  To withhold authority to vote         RUFFIER
                    for any individual nominee, strike a line through   STUART
                    the nominee's name in the list.

Square              WITHHOLD AUTHORITY To Vote For All Nominees Listed
box
   3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL,

2.   REQUESTING THE BOARD  OF  DIRECTORS  to          FOR    AGAINST ABSTAIN
     devote increased resources to conservation and   square  square square
     renewable energy programs, to provide all         box      box    box
     shareholders with an annual report on such         1        2      3
     programs and to cease operation of the nuclear power plant at Crystal River, Florida, until dangers are resolved.

(Continued and to be filled in and signed on reverse side.)

                            FLORIDA PROGRESS CORPORATION
                           Annual Meeting of Shareholders
                                   April 21, 1994

                                 I M P 0 R T A N T
                                  PROXY CARD BELOW


        Please help us avoid the expense of follow-up proxy mailings by completing and returning your proxy card promptly.








      Please mark, date, sign, detach, and mail your proxy card below.
               Return in the enclosed postage-paid envelope.


(Tear here)          (Tear here)          (Tear here)

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary specification is made, this proxy will be voted "FOR" the nominees listed in the Election of Directors and "AGAINST" the Shareholder Proposal.

                                         Dated.......................... 1994
                                         ...............................
                                                (signature)
                                         ...............................
                                               (signature)
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give title.  For joint account,
                                         each joint owner should sign.  If the
                                         signer is a corporation, please sign
                                         full corporate name by duly authorized
                                         officer. If a partnership, please sign
                                         in partnership name by authorized
                                         person.

(Please mark, date, sign, detach and mail in the enclosed envelope.)